UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2015

PERSEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, legal counsel for Perseon received a demand letter dated October 3, 2014 and a draft complaint from a single shareholder.  The draft complaint alleged that the Company (and certain current and former officers and directors) had issued false or misleading press releases, and that the Company had improperly raised capital in ways that diluted existing shareholders.

The Company’s Board of Directors engaged special legal counsel experienced in securities matters and litigation to assist the Board of Directors in conducting an independent investigation of these allegations. The independent investigation has been completed.  Based on the investigation, the Board of Directors determined that there has been no misconduct by the Company or the named defendants.

On April 29, 2015 this shareholder filed a formal complaint in the U.S. District Court for the District of Delaware. The complaint alleges that from November 2010 through October 2014, Perseon issued various press releases and public statements which omitted certain material facts related to Perseon’s revenue and sales, thereby misrepresenting the true financial condition of Perseon.  In particular, the complaint alleges that Perseon’s press releases “tout[ed] impressive revenue figures and purported sales” when “in reality Perseon was floundering and unable to cover its operating costs, including significant executive compensation.”  The complaint also alleges that Perseon “chose to issue additional securities at below-market prices in an effort to fund operating expenses,” rather than “raise capital through debt transactions or other methods,” and that three offerings cited in the complaint resulted in “the dilution of existing shareholder positions.”

Perseon believes that the claims in this lawsuit are without merit and intends to vigorously defend this action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERSEON CORPORATION

Date: May 8, 2015	By:	/s/ William S. Barth
William S. Barth
Chief Financial Officer